Exhibit 99.1

FOR IMMEDIATE RELEASE

SteadyMed Outlines Strategic Goals and Priorities for 2017 and Provides Update on Trevyent Launch Plans

San Ramon, CA, January 9, 2017 — SteadyMed Therapeutics Ltd. (NASDAQ: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today announced updates to its key strategic goals and its priorities for 2017.

They include: -

•                  Filing of a New Drug Application (NDA) for Trevyent® for the treatment of Pulmonary Arterial Hypertension (PAH) in Q2.

•                  Obtaining a favorable ruling in our Inter Partes Review (IPR) challenge against U.S. Patent No. 8,497,393 (the ‘393 patent) owned by United Therapeutics Corporation in early Q2.

•                  Subject to the achievement of priority review of the NDA for Trevyent, obtaining approval for commercial sale of Trevyent by the U.S. Food and Drug Administration (FDA) in Q4.

•                  Subject to approval of Trevyent, obtaining Orphan Exclusivity from the FDA and secure seven (7) years of market exclusivity.

•                  Continuing to create awareness of PAH via our BePhenomenal pulmonary hypertension community support program. Please visit www.BePhenomenal.com for more information.

“2017 is expected to be a pivotal year for SteadyMed as we focus our resources on key strategic goals and priorities related to the approval of our lead drug product candidate Trevyent,” said Jonathan Rigby, President & CEO of SteadyMed. “We are confident that we can execute on these initiatives and prioritities. With our existing cash, plus the $10.7 million that is callable upon achievement of certain milestones per the second tranche of our last private financing, we can fund operations for at least the next twelve months. We are now eagerly looking forward to the commercial launch of Trevyent, if approved, in 2018.”

About SteadyMed
SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent®, a development stage drug product that combines SteadyMed’s PatchPump® technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension

(PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA, that Trevyent is not granted orphan drug exclusivity, the risk that drug development involves a lengthy and expensive process with uncertain outcome, that the company does not receive a favorable ruling in its IPR challenge, that the company will not satisfy the milestone and other closing conditions to call the second tranche of its July 2016 private placement, that the company will continue to need additional funding, and that the company may be unable to raise capital when needed, which would force the company to delay, reduce or eliminate its product candidate development programs and potentially cease operations. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on November 14, 2016. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contact:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com